Exhibit 99	Contact: Frank J. Murdolo
Vice President – Investor Relation
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. REPORTS
FISCAL SECOND QUARTER 2009 EARNINGS PER SHARE OF $0.80

NEW YORK, October 21, 2008 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that fully diluted earnings per share equaled $0.80 in the second quarter of fiscal 2009.  Reported earnings per share in the September 2007 quarter were $0.71.

Revenues for the quarter increased 8.0% to $992,506,000 from $918,960,000 in the year-ago period.  Revenues were comprised of net sales, which increased 9.9% to $925,570,000 from $842,337,000 in the prior year.  Sales in the quarter included $583,896,000 for Lexapro® (escitalopram oxalate), our SSRI for the treatment of depression and anxiety in adults, an increase of 4.4% from last year.  Namenda®, our NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $246,061,000 during the quarter, growth of 27.6% from last year.  The Company’s newest product, BystolicTM (nebivilol) a novel beta-blocker for the treatment of hypertension, which was launched in late January 2008, had sales of $14,163,000.  Also included in revenues was other income of $66,936,000 which includes contract revenue of $45,369,000 from Benicar® (olmesartan medoxomil) a decline of 8.5% compared to last year.  Per the agreement with Daiichi Sankyo, active co-promotion of the product ended last quarter and the Company now receives a residual royalty. The remaining component of other income was principally interest income, which totaled $19,194,000.

Net income in the current quarter was $244,086,000, an increase of 8.4% from $225,244,000 in the second quarter of the prior fiscal year.  Selling, general and administrative expense increased 16.3% to $326,261,000 and includes significant investment spending to support the launch of Bystolic as well as pre-launch activities for milnacipran.  Research and development spending decreased 14.3% to $146,357,000 compared to the year-ago period.  Last year’s quarter included a $70,000,000 licensing charge in connection with the Ironwood Pharmaceuticals agreement and the current quarter includes approximately $36,500,000 in milestone development expenses to partner companies.

Fully diluted shares outstanding at September 30, 2008 were 305,505,000, a reduction of approximately 11 million shares compared to the year-ago period due mainly to the Company’s share repurchase program.  During the just-completed quarter, the Company repurchased approximately 3.5 million shares leaving an additional 5.7 million shares available for repurchase under the existing program, which has no expiration date.

Six Month Results

Revenues for the six months ended September 30, 2008 increased 6.1% to $1,959,350,000 from $1,847,234,000 in the prior year.

Net income for the six months ended September 30, 2008 decreased 1.3% to $487,006,000 from net income of $493,406,000 reported in the six months of the prior year, principally due to the termination of the Azor™ co-promotion agreement reported in the June 2008 quarter.  Reported diluted earnings per share increased 3.2% to $1.59 in the current year’s first six months as compared to diluted earnings per share of $1.54 in last year’s six months.

Fiscal 2009 Guidance

The Company now expects that fully diluted earnings per share for the fiscal year ending March 31, 2009, excluding the one-time charge related to the termination of the AZOR co-promotion agreement in the first quarter, will be in the range of $3.30 to $3.40.  The Company continues to expect to spend $100 million in development milestones; however, the timing of certain programs has shifted.  The Company also expects to record a more favorable tax rate for the remainder of the fiscal year as a result of the retroactive reinstatement of the research tax credit.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are very pleased with both the strong financial results reported this quarter and the continued positive progression of our late-stage pipeline.  The Food and Drug Administration recently advised us that it was not able to take final action by the scheduled Prescription Drug User Fee Act action date of October 18, 2008, on our New Drug Application for milnacipran, a selective serotonin and norepinephrine reuptake inhibitor, for the management of fibromyalgia.  Based on everything we know we still expect favorable regulatory action in the near future.  We are, of course, not able to predict the FDA’s resolution of whatever issues it still regards as outstanding.  While this delay was unexpected, we and our partner Cypress Bioscience continue to plan for a first calendar quarter 2009 product launch meeting.

During the quarter we reported important positive clinical results for three other late-stage pipeline products; aclidinium, linaclotide and cariprazine.  Regarding aclidinium, we reported positive Phase III ACCLAIM trial results from two global studies in the treatment of chronic obstructive pulmonary disease.  We plan to meet with the FDA early next year to discuss the filing of a new drug application based on the ACCLAIM results.  We are also planning additional studies based on modifications of dose and dosing which we expect will significantly increase the clinical effectiveness of aclidinium.  For linaclotide, we presented at the American College of Gastroenterology meeting, earlier reported, positive Phase IIb clinical trial results in the treatment of irritable bowel syndrome with constipation (IBS-C) and plan to commence, with our partner Ironwood Pharmaceuticals, two Phase III IBS-C trials by January 2009, following the initiation of the Phase III clinical program for linaclotide for the treatment of chronic constipation in September.  Lastly, we reported positive Phase II trial results for cariprazine (RGH-188) in the treatment of patients with acute mania associated with bipolar I disorder.

These results demonstrate that we continue to strike the appropriate balance between delivering a meaningful level of earnings per share, advancing our exceptionally strong product pipeline and supporting our currently marketed products, including Bystolic our latest product launch.”

Forest will host a conference call at 10:00 AM EDT today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until October 31, 2008 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International). Conference ID: 67369178.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY.  To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS		SIX MONTHS
	ENDED SEPTEMBER 30		ENDED SEPTEMBER 30
	(In thousands, except per share amounts)
	2008	2007	2008	2007
Revenues:
Net sales	$925,570	$842,337	$1,819,315	$1,684,953
Contract revenue	47,210	50,313	101,363	103,690
Interest income	19,194	24,932	37,424	51,670
Other income	532	1,378	1,248	6,921
Net revenues	992,506	918,960	1,959,350	1,847,234

Costs and expenses:
Cost of goods sold	205,001	189,992	402,342	376,232
Selling, general and administrative	326,261	280,439	669,215	541,767
Research and development	146,357	170,738	258,469	307,646
	677,619	641,169	1,330,026	1,225,645

Income before income tax expense	314,887	277,791	629,324	621,589
Income tax expense	70,801	52,547	142,318	128,183
Net income	$244,086	$225,244	$487,006	$493,406

Net income per share:
Basic	$0.80	$0.71	$1.59	$1.55
Diluted	$0.80	$0.71	$1.59	$1.54

Weighted average number of shares outstanding:
Basic	304,346	315,510	305,687	317,534
Diluted	305,505	316,852	306,701	319,375